Exhibit 11

UNITED TECHNOLOGIES CORPORATION

AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	Full year
(Dollars in millions, except per share amounts)	2012	2011	2010	2009	2008
Net income from continuing operations	$4,847	$4,831	$4,195	$3,719	$4,534
Net income from discontinued operations	283	148	178	111	156

Net income attributable to common shareowners	$5,130	$4,979	$4,373	$3,830	$4,690

Net income from continuing operations	$4,847	$4,831	$4,195	$3,719	$4,534

Basic earnings for period	$4,847	$4,831	$4,195	$3,719	$4,534

Diluted earnings for period	$4,847	$4,831	$4,195	$3,719	$4,534

Basic average number of shares outstanding during the period (thousands)	895,200	892,300	907,900	917,400	937,800

Stock awards (thousands)	11,400	14,500	14,800	11,400	18,600

Diluted average number of shares outstanding during the period (thousands)	906,600	906,800	922,700	928,800	956,400

Basic earnings per common share	$5.41	$5.41	$4.62	$4.05	$4.83
Diluted earnings per common share	$5.35	$5.33	$4.55	$4.00	$4.74
Net income attributable to common shareowners	$5,130	$4,979	$4,373	$3,830	$4,690

Basic earnings for period	$5,130	$4,979	$4,373	$3,830	$4,690

Diluted earnings for period	$5,130	$4,979	$4,373	$3,830	$4,690

Basic average number of shares outstanding during the period (thousands)	895,200	892,300	907,900	917,400	937,800

Stock awards (thousands)	11,400	14,500	14,800	11,400	18,600

Diluted average number of shares outstanding during the period (thousands)	906,600	906,800	922,700	928,800	956,400

Basic earnings per common share	$5.73	$5.58	$4.82	$4.17	$5.00
Diluted earnings per common share	$5.66	$5.49	$4.74	$4.12	$4.90